Exhibit 99.1

FOR IMMEDIATE RELEASE

CIT ADVANCES FINANCING INITIATIVES –
COMPLETES RENEWAL OF $6 BILLION OF CONDUIT FACILITIES

        NEW YORK – September 29, 2008 – CIT Group Inc. (NYSE: CIT), a leading global commercial finance company, today announced that it successfully completed the renewal of approximately $6 billion of facilities with multi-seller conduit providers that were scheduled to expire in the third quarter.

        In addition to the previously announced renewal of a $2 billion conduit facility to finance equipment loans and leases, the Company has renewed approximately $4 billion of conduit facilities that finance government-guaranteed student loans. The equipment conduit is a source of financing for the Vendor Finance business, while the student loan conduits provide financing for the Company’s liquidating student loan portfolio.

        “Our ongoing ability to source funding outside of the unsecured debt markets reflects the quality of our assets and confidence in the CIT franchise,” said Jeffrey M. Peek, Chairman and CEO.

        The renewal of these conduit facilities is further evidence of CIT’s success in strengthening liquidity to support its businesses. As previously announced, during the third quarter the Company has also:

t	Signed a commitment for a $500 million secured facility with Wells Fargo Bank, N.A.,

t	Received approximately $1.5 billion from the $3 billion Goldman Sachs funding facility, with the remainder expected to be funded by year-end;

t	Executed $400 million of borrowings under its secured aircraft financing agreement;

t	Issued approximately $700 million of time deposits at CIT Bank;

t	Sold $500 million in assets, including aircraft, and commercial loans;

t	Closed on the sale of $500 million of unfunded loan commitments;

t	Repaid $1.5 billion of unsecured debt; and,

t	Prepaid $2.1 billion in bank borrowings.

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About CIT

CIT (NYSE: CIT) is a global commercial finance company that provides financial products and advisory services to more than one million customers in over 50 countries across 30 industries. A leader in middle market financing, CIT has more than $70 billion in managed assets and provides financial solutions for more than half of the Fortune 1000. A member of the S&P 500 and Fortune 500, it maintains leading positions in asset-based, cash flow and Small Business Administration lending, equipment leasing, vendor financing and factoring. The CIT brand platform, Capital Redefined, articulates its value proposition of providing its customers with the relationship, intellectual and financial capital to yield infinite possibilities. Founded in 1908, CIT is celebrating its Centennial throughout 2008. www.cit.com

CIT MEDIA RELATIONS:
C. Curtis Ritter
Vice President
Director of External Communications & Media Relations
(212) 461-7711
Curt.Ritter@cit.com

CIT INVESTOR RELATIONS:
Ken Brause
Executive Vice President
(212) 771-9650
Ken.Brause@cit.com